Janet Nittmann
jnittmann@doversaddlery.com
Tel 978 952 8062 x218

Dover Saddlery Announces Preliminary Financial Results for Fourth Quarter 2013

LITTLETON, MA – January 28, 2014 – Dover Saddlery, Inc. (NASDAQ: DOVR), the leading omni-channel retailer of equestrian products, today announced that preliminary unaudited revenues for the fourth quarter of 2013 increased 13.8% to approximately $30.3 million. Revenues from the retail channel increased 22.6% to approximately $13.1 million, and revenues from the direct channel increased 7.8% to approximately $17.2 million.

“We are very pleased that the seasonal promotions run in the fourth quarter of 2013 produced such strong results, particularly in light of the short holiday season. In addition, improvements made to our online channel throughout the year yielded impressive results in the fourth quarter,” said Stephen L. Day, president and CEO of Dover Saddlery. “We will be reporting the audited fourth quarter and full year 2013 results on or about March 27, 2014.”

Business Outlook 2014

The Company plans to open five to seven new retail stores in 2014. Until there is greater long-term visibility on sustainable economic conditions and consumer behavior, the Company does not plan to provide other guidance on future business prospects.

About Dover Saddlery, Inc. Dover Saddlery, Inc. (NASDAQ:DOVR — News) is the leading omni-channel retailer of equestrian products in the United States. Founded in 1975 in Wellesley, Massachusetts, by United States Equestrian team members, Dover Saddlery has grown to become The Source® for equestrian products. Dover offers a broad and distinctive selection of competitively priced, brand-name products for horse and rider through catalogs, the Internet and company-owned retail stores. Dover Saddlery, Inc. serves the English rider and, through Smith Brothers, the Western rider. The Source®, Dover Saddlery® and Smith Brothers® are registered marks of Dover Saddlery.

For more information, please call 1-978-952-8062 or visit www.DoverSaddlery.com.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including without limitation statements made about the Company’s business outlook, the prospects for improved gross margins and profitability, continued revenue growth and strong consumer demand in the retail and direct channels, and the opening of new stores. All statements other than statements of historical fact included in this press release regarding the Company’s strategies, plans, objectives, expectations, and future operating results are forward-looking statements. Although Dover believes that the expectations reflected in such forward-looking statements are reasonable at this time, it can give no assurance that such expectations will prove to have been correct. These forward-looking statements involve significant risks and uncertainties, including those discussed in this release and others that can be found in “Item 1A Risk Factors” of Dover Saddlery’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012. Dover Saddlery is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise. No forward-looking statement can be guaranteed and actual results may differ materially from those Dover Saddlery projects.